Active Power Announces Retirement of
Board Chairman Dr. Ake Almgren

Company Appoints Daryl Dulaney to Board

AUSTIN, Texas (Jan. 26, 2016) – Active Power (NASDAQ: ACPW), a manufacturer of uninterruptible power supply (UPS) systems and modular infrastructure solutions (MIS), today announced its board chairman Dr. Ake Almgren has informed the company that he will retire from the board after the company’s annual shareholder meeting in 2016. The board is pleased to announce the appointment of Daryl Dulaney to the company’s board effective January 20, 2016. The board also unanimously voted to elect Dulaney to succeed Dr. Almgren as board chairman after the 2016 annual shareholder meeting.

“I am proud to have served on Active Power's board for nearly 12 years and as chairman for more than three of those years,” said Dr. Almgren. “I believe the fundamental changes we have made to the business and steady financial and operational gains we have achieved place the business in a position for long-term, sustainable growth. I’m confident in the management team, our technology and products. I am excited about the addition of Daryl to the board. He has a proven record of growing organizations, and brings a great amount of relevant industry experience from his leadership positions at Siemens.”

“On behalf of the leadership team and our board, I want to express our gratitude for Ake’s leadership and vision over some of the company’s more challenging years,” said Mark A. Ascolese, president and CEO, at Active Power. “Ake has been instrumental in helping realize the vision of Active Power, and we will be forever grateful for his long-sighted leadership. Moving ahead, I’m also excited to have Daryl join our board. He's an exceptional leader, passionate about our mission and knows how to build a successful business.”

“Active Power has an extraordinary opportunity to transform how the world views critical power infrastructure for mission critical environments,” said Dulaney. “I’m honored and excited to be part of the company’s board and to help grow a business with unique, proven technology that is trusted by some of the most recognizable brands in the world.”

Daryl Dulaney Bio
Daryl Dulaney is a corporate leader with more than 30 years of experience. Before retiring in the fall of 2014, he served as CEO of Siemens Infrastructure and Cities Sector for North America, a provider of sustainable technologies for metropolitan areas and their infrastructures. During that time, he also served as CEO of Siemens Industry, Inc., a position he held since October 2009. His career at Siemens Industry, Inc., spanned more than 18 years in various executive leadership positions. Prior to his time at Siemens, Dulaney served in various management positions for suppliers of building automation and process control products. Dulaney received a master’s degree in Business Administration from the Kellogg School of Management at Northwestern University and a bachelor’s degree in Architecture from Ohio State University.

About Active Power
Active Power (NASDAQ: ACPW) designs and manufactures flywheel uninterruptible power supply (UPS) systems, modular infrastructure solutions (MIS), and energy storage products for mission critical and renewable applications worldwide. The company’s products deliver an unmatched combination of reliability, sustainability and total cost of ownership for leading organizations around the world. Customers are served via Austin and three regional operations centers located in the United Kingdom, Germany and China, that support the deployment of systems in more than 50 countries. For more information, visit www.activepower.com.

Active Power, and Driven by Motion are registered trademarks of Active Power, Inc. The Active Power logo is a trademark of Active Power, Inc.

Press Contact:                                Investor Contact:
Lee Higgins                                Jordan Darrow
Senior Manager, PR and IR                        Darrow Associates, Inc.
(512) 744-9488                                (631) 367-1866
lhiggins@activepower.com                         jdarrow@darrowir.com

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